Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	SSR Mining Inc.
Reporting Year	From	1/1/2023	To:	12/31/2023	Date submitted	5/29/2024
Reporting Entity ESTMA Identification Number	E378903

Other Subsidiaries Included (optional field)

For Consolidated Reports - Subsidiary Reporting Entities Included in Report:	E882840 ALACER GOLD CORP.

Not Substituted

Attestation by Reporting Entity
In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Michael Sparks				Date	5/24/2024
Position Title	Executive Vice-President, Chief Financial Officer

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	1/1/2023	To:	12/31/2023
Reporting Entity Name	SSR Mining Inc.				Currency of the Report	USD
Reporting Entity ESTMA Identification Number	E378903
Subsidiary Reporting Entities (if necessary)	E882840 ALACER GOLD CORP.

Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Argentina	Province of Jujuy	Provincial Directorate of Revenues Jujuy	1,050,000	5,070,000	220,000					6,340,000	Mining Royalties - $5,070,000 Regulatory Fees - $220,000 Other taxes - $1,050,000
Argentina	Federal Government of Argentina	General Administration of Public Revenues	12,100,000							12,100,000	Income Tax - $450,000 Export Duties (Taxes) - $10,610,000 Bank Taxes - $380,000 Import Duties - $410,000 Other Taxes - $250,000

Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Argentina	Province of Jujuy	Provincial Directorate of Water Resources	90,000							90,000	Water Rights
Canada	Government of Canada	Canada Revenue Agency	10,490,000							10,490,000	Income Taxes
Canada	Province of Saskatchewan	Northern Municipal Trust Account	120,000							120,000	Property Taxes
Canada	Province of Saskatchewan	Ministry of the Economy		3,260,000						3,260,000	Royalty Payments
Canada	Province of Saskatchewan	Minister of Finance			1,240,000					1,240,000	Surface Leases for Base Minerals (Provincial)
Canada	Province of Saskatchewan	Saskatchewan Workers Compensation Board			450,000					450,000	Annual Payment (based on number of employees)
Canada	Province of Saskatchewan	Saskatchewan Research Council			320,000					320,000	Water Testing
Peru	Government of Peru	Ministry of Energy and Mines			530,000					530,000	Mining Concessions
Turkey	Government of Turkey		9,430,000	5,840,000	1,580,000					16,850,000	Income Taxes - $9,430,000 Mining Royalties - $5,840,000 Regulatory Fees - $1,580,000

Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Turkey	Province of Erzincan				40,000				50,000	90,000	Regulatory Fees - $40,000 Erzincan Museum and Library - $50,000
Turkey	Province of Erzurum	Erzurum Regional Directorate of Forestry			4,290,000					4,290,000	Regulatory Fees - $4,290,000
Turkey	İliç District								710,000	710,000	Villages Water and In-village Works - $400,000 Construction of village road - $150,000 Environmental Protection - $80,000 Mosque Care and Maintenance - $50,000 Other - $30,000
United States of America	Federal Government of the United States of America		14,130,000		250,000					14,380,000	Internal Revenue Service Taxes - $14,130,000 Bureau of Land Management - $250,000
United States of America	State of Nevada		10,610,000	9,320,000	350,000					20,280,000	University of Nevada - $9,320,000 Nevada Dept of Taxation - $10,610,000 Other - $350,000

Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
United States of America	Humboldt County	Humboldt County Treasurer	1,630,000							1,630,000	Property Tax
United States of America	State of Colorado		1,080,000							1,080,000	State Income Taxes

Payments by Project
Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
Argentina	Puna	13,240,000	5,070,000	220,000	—	—	—	—	18,530,000
Canada	Seabee	10,610,000	3,260,000	2,010,000	—	—	—	—	15,880,000
Peru	San Luis	—	—	530,000	—	—	—	—	530,000
Turkey	Çöpler	9,430,000	5,840,000	5,910,000	—	—	—	760,000	21,940,000
United States of America	Marigold	21,340,000	9,320,000	600,000	—	—	—	—	31,260,000
United States of America	Non-project specific	6,110,000							6,110,000
Additional Notes[3]:
The "Basis of Report Preparation" section is an integral part of this Annual Report

As noted in the Basis of Report Preparation, payments denominated in currencies other than the U.S. dollar were translated using the exchange rate at the time the payment was made. The average exchange rates for 2023 are as follows:

Turkish lira 20.2065 per one U.S. dollar
Canadian dollar 1.3497 per one U.S. dollar
Argentine peso 301.8272 per one U.S. dollar
Peruvian sol 3.6488 per one U.S. dollar

[1] Enter the proper name of the Payee receiving the money (i.e. the municipality of x, the province of y, national government of z).
[2] Optional field.
[3] When payments are made in-kind, the notes field must highlight which payment includes in-kind contributions and the method for calculating the value of the payment.
[4] Any payments made in currencies other than the report currency must be identified. The Reporting Entity may use the Additional notes row or the Notes column to identify any payments that are converted, along with the exchange rate and primary method used for currency conversions.

BASIS OF REPORT PREPARATION

This report was prepared in accordance with the Extractive Sector Transparency Measures Act (“ESTMA” or the “Act”) issued by the Government of Canada. The information in this report was prepared by SSR Mining Inc. (“SSR Mining”) for the sole purpose of complying with SSR Mining’s obligations under the Act. The information contained in this report is provided solely for the benefit of Natural Resources Canada (“NRCan”) and in connection with SSR Mining’s obligations under the Act. This report may not be used or relied upon by any other person or for any other purpose without SSR Mining’s express prior written consent.

The following is a summary of key judgments and policies for SSR Mining’s ESTMA report:

1. REPORTING CURRENCY

Reportable payments to governments have been disclosed in U.S. dollars, unless otherwise shown.

Payments denominated in currencies other than U.S. dollars were translated using the exchange rate at the time the payment was made. The weighted average exchange rates for 2023 are as follows:

Turkish lira 20.2065 per one U.S. dollar
Canadian dollar 1.3497 per one U.S. dollar
Argentine peso 301.8272 per one U.S. dollar
Peruvian sol 3.6488 per one U.S. dollar

2. PAYEE

A Payee is defined as:

(a)any government in Canada or in a foreign state

a.a body that is established by two or more governments

a.any trust, board, commission, corporation or body or authority that is established to exercise or perform, or that exercises or performs, a power, duty or function of government for a government referred to in paragraph (a) or a body referred to in paragraph (b).

Payees include governments at any level, including national, regional, state, provincial, local, or municipal levels. Payees may include non-governmental entities if the benefit bestowed would have otherwise been provided by the government. Payees also include any government-owned entities that exercise or perform a power, duty or function of government. This includes universities, school boards and certain not-for-profit organizations funded by a Payee when these exercise a power, duty or function of the government.

Aboriginal and indigenous groups and organizations may also be regarded as a government payee under the Act. Currently, the Company does not make payment to such groups.

Payments made to government entities through third-party ‘agents’ are included. The individual department, agency or other body of the payee that ultimately received the payment is disclosed, where practical, in the notes section of this Report.

3. PROJECTS

Payments are reported at the project level. A “Project” means the operational activities that are governed by a single contract, license, lease, concession or similar legal agreement and form the basis for payment liabilities with a government. However, if multiple such agreements are substantially interconnected, SSR Mining has aggregated such interconnected agreements into a single “Project” for reporting purposes, as permitted under the NRCan Technical Reporting Specifications.

4. PAYMENTS

Reportable payments made to governments are presented on a cash basis for the year ended December 31, 2023.

Any payment, whether made as a single payment or a series of payments, below the CAD$100,000 threshold as set out under the Act in a given category to a particular government was not reported. Reportable payments have been rounded to the nearest US$10,000 but rounding was not to be used for determining reportable payments.

The information is reported under the following payment categories:

A) Taxes

This category consists of taxes paid to governments based on income, profit or production in relation to the commercial development of minerals. The following are not included in total payments to governments:

•Consumption tax, such as value-added tax, excise tax and custom tax
•Personal income tax
•Withholding tax
•Taxes which were offset by credits
•Other taxes that do not relate to the commercial development of minerals, such as payroll tax, stamp tax and personal asset tax

B) Royalties

This category consists of royalties paid to governments relating to the commercial development of minerals. Royalties paid in kind are also reported under this category. There were no royalties paid in-kind to payees for the year ended December 31, 2023.

C) Fees

This category consists of fees paid to governments relating to the commercial development of minerals, such as permit and license fees. This does not include amounts paid in the ordinary course of commercial transactions in exchange for services provided by governments, such as utilities paid at market rates.

Pursuant to a memorandum of understanding with the Bureau of Land Management (“BLM”), a third party contractor has been engaged to work directly with the BLM to provide technical guidance and direction in the preparation of an Environmental Impact Statement in respect of the Company’s Marigold mine in Nevada, U.S. Payment for such services is made directly to such third party contractor by a subsidiary of SSR Mining; however, such amounts have been included in the reported payments to the BLM.

D) Production entitlements

This category includes payments made to governments relating to a share of production under production sharing agreements or similar contractual or legislated arrangements. There were no production entitlements payments made to governments for the year ended December 31, 2023.

E) Bonuses

This category includes signing, discovery, production and any other type of bonuses paid to governments. There were no bonus payments made to governments for the year ended December 31, 2023.

F) Dividends

This category consists of dividends paid to governments on shares given in lieu of a bonus, production entitlements, royalties or other fees. This does not include dividends paid to governments as an ordinary shareholder. There were no dividends paid to governments for the year ended December 31, 2023.

G) Infrastructure improvement payments

This category consists of payments made to governments for the construction of public infrastructure, such as roads, schools and hospitals that directly relate to the commercial development of minerals, including spend on community development initiatives in the local communities around the mine sites. This does not include infrastructure improvement payments that relate primarily to the operational purposes of SSR Mining. Payments are reported in the period in which the payment was made.

5. Payments made in situations of joint operations / joint ventures

Where SSR Mining has itself made a reportable payment to a payee, regardless of whether SSR Mining is the operator, the full amount paid has been disclosed. This is the case where SSR Mining as the operator has been proportionally reimbursed by its non-operating partners through a partner billing process.